EXHIBIT 4.2

                         DIRECTOR COMPENSATION AGREEMENT

         This Director Compensation Agreement (the "Agreement") is made and entered into as of February 28, 2003 by and between Nova International Films, Inc. (the "Company"), a Delaware corporation, and Yau-sing Tang ("Tang") with reference to the following:

         A.       Tang has been duly appointed as a director of the Company.

         B. The parties hereto desire to set forth the terms of the compensation for Tang acting in the capacity as director of the Company.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

         1. Issuance of Shares. For the period commencing on the date hereof and terminating on the earlier to occur of (a) the second anniversary of the date hereof, or (b) the date when Tang ceases to act as a director of the Company, either by reason of resignation, removal or otherwise (the "Term"), the Company shall issue to Tang the following shares (the "Shares") for each month (or portion thereof) in which Tang is acting as a director: 30,000 Shares. It is expressly agreed that the compensation set forth herein shall be the sole and exclusive compensation payable to Tang for acting in the capacity as a director. Notwithstanding the foregoing, nothing herein shall preclude the Company and Tang from agreeing to additional compensation for services to be rendered by Tang in a capacity other than acting as a director.

         2. Registration Rights. As soon as practicable after the date hereof, the Company shall file a Registration Statement on Form S-8 covering the resale of the Shares. Pending effectiveness of the Registration Statement, Tang acknowledges that the Shares shall be restricted shares as such term is defined in Rule 144 under the Securities Act of 1933, as amended. Tang further acknowledges that the certificate(s) evidencing the Shares which are restricted shares shall bear a customary Rule 144 legend.

         3. No Commitment. In entering into this Agreement, the Company is not committing to having Tang serve as director for any particular period of time, and the Company shall have no liability to Tang hereunder in the event that the Company or the board of directors removes Tang as a director or does not agree to name Tang to the management slate in connection with the election of directors.

         4. Miscellaneous.

         (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving regard to the conflict of laws provisions thereof.

         (b) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

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         (c) This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Each party hereto may receive by delivery or facsimile transmission or other electronic means a duplicate original of the Agreement executed by the other party, and each party agrees that the delivery of the Agreement by facsimile transmission or other electronic means will be deemed to be an original of the Agreement so transmitted.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                                 Nova International Films, Inc.,
                                                 a Delaware corporation



                                                 By:
                                                    ----------------------------



                                                 -------------------------------
                                                 Yau-sing Tang